                                                                    EXHIBIT 11.1

                      PROJECT SOFTWARE & DEVELOPMENT, INC.

              STATEMENT RE COMPUTATION OF EARNINGS(LOSS) PER SHARE

                                   Three months   Three months   Nine months    Nine months
                                      ended          ended         ended          ended
PRIMARY:                            06/30/96        06/30/95     06/30/96        06/30/95
                                    --------        --------     --------        --------
Weighted average common shares      9,608,676       8,291,796    9,583,645       8,282,073
outstanding......................

Common stock equivalents.........     446,779         305,397      457,539         265,068
                                  ------------     ----------  -----------      ----------
                                   10,055,455       8,597,193   10,041,184       8,547,141
                                  ------------     ----------  -----------      ----------

Net income....................... $ 2,749,896      $1,532,644  $ 6,324,634      $3,638,520
Net income per share............. $      0.27      $     0.18  $      0.63      $     0.43

FULLY DILUTED:
Weighted average common shares      9,608,676       8,291,796    9,583,645       8,282,073
outstanding......................

Common stock equivalents ........     476,853         334,898      488,986         284,504
                                  ------------     ----------  -----------      ----------
                                   10,085,529       8,626,694   10,072,631       8,566,577
                                  ------------     ----------  -----------      ----------

Net income ...................... $  2,749,896     $1,532,644  $ 6,324,634      $3,638,520
Net income per share ............ $       0.27     $     0.18  $      0.63      $     0.43


